Exhibit 99.1

Popular, Inc. Announces Redemption of Senior Notes

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--September 14, 2018--Popular, Inc. (“Popular”) (NASDAQ: BPOP) announced today that it has delivered a redemption notice to The Bank of New York Mellon to redeem, on October 15, 2018, all outstanding $450,000,000 7.000% Senior Notes due 2019 issued by Popular (“2019 Notes”). The redemption price for the 2019 Notes will be the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes to be redeemed that would be due after the Redemption Date and on or prior to June 1, 2019 (exclusive of any interest accrued to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case unpaid interest, if any, accrued to, but not including the Redemption Date (the “Redemption Price”).

Capitalized terms used herein, and not otherwise defined, have the meanings assigned to them in the Senior Indenture, dated as of February 15, 1995, as supplemented, in each case between Popular, as issuer, and The Bank of New York Mellon, as trustee.

The 2019 Notes are held only in book-entry form through The Depository Trust Company (“DTC”). DTC will redeem the 2019 Notes in accordance with its procedures and notify the holders. Holders of the 2019 Notes need not take any action to receive payment of the Redemption Price.

This redemption is being made pursuant to Popular’s 2018 capital plan and follows the non-objection from the Board of Governors of the Federal Reserve System.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
BScheiner@BPOP.com
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications